Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President & CFO (203) 498-4210 phone

Vion Pharmaceuticals Enters into Manufacturing Agreement
for Cloretazine® (VNP40101M) with Ben Venue Laboratories

NEW HAVEN, CT, December 13, 2006 — VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION ) today announced that it had entered into a manufacturing agreement for its lead anticancer agent Cloretazine® (VNP40101M) with Ben Venue Laboratories, a division of Boehringer Ingelheim. Ben Venue Laboratories will manufacture Cloretazine® (VNP40101M) finished drug product.

Alan Kessman, Chief Executive Officer, commented, ‘‘We are pleased to be able to work with Ben Venue Laboratories to manufacture Cloretazine® (VNP40101M) finished drug product. Ben Venue Laboratories is amongst the largest and most experienced manufacturers of sterile injectable drug products in the United States.’’

Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative cancer therapeutics. Vion has two agents in clinical trials. Cloretazine® (VNP40101M), a unique alkylating agent, is being evaluated in: (i) a Phase III trial in combination with cytarabine in relapsed acute myelogenous leukemia and (ii) a Phase II pivotal trial as a single agent in elderly patients with previously untreated de novo poor-risk acute myelogenous leukemia. An additional trial of Cloretazine® (VNP40101M) as a single agent in small cell lung cancer is also underway. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating VNP40541, a hypoxia-selective compound. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.

Ben Venue Laboratories, Inc. A Boehringer-Ingelheim Company is located in Bedford, OH. For more information on Ben Venue Laboratories, Inc. please visit the website www.benvenue.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion’s Annual Report on Form 10-K for the year ended December 31, 2005. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.